Exhibit 4.1


                               First Amendment to

                Molecular Biosystems, Inc. 1993 Stock Option Plan



       The first sentence of Paragraph 3.2 ("Maximum Number of Options") of the Molecular Biosystems, Inc. 1993 Stock Option Plan is amended to read as follows:

           The maximum number of shares of Common Stock for which Options may be granted is 3,250,000 (subject to adjustment as provided in Paragraph 8.1).


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